UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 2014

INTERNATIONAL GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53676	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600-666 Burrard Street, Vancouver BC V6C 3P6

(Address of principal executive offices)

Registrant's telephone number, including area code: 778-370-1372

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒  Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 2, 2014, International Gold Corp. (“IGC” or the “Company”) announced that it has entered into a Letter of Intent (the “LOI”) with Lode-Star Gold, Inc. (“LSG"), a private Nevada corporation, regarding a proposed reverse takeover of ITGC by LSG.  Pursuant to the LOI, ITGC has agreed to issue shares of its common stock and make certain payments to LSG in consideration for the acquisition of an interest in LSG's Nevada Goldfield Bonanza property (the “Property”), as follows:

1.	In order to earn a 20% undivided interest in the Property, ITGC is required to issue 35,000,000 shares of its common stock to LSG at a deemed price of $0.02 per share for a total value of $700,000.

2.
In order to earn an additional 60% interest in the Property (for a total of 80%), ITGC is required to fund all Expenditures on the Property and pay LSG an aggregate of $5 million in cash from net smelter returns (“NSR”) royalty.

Until such time as ITGC has earned the additional 60% interest, the production NSR will be split as to 79.2% to LSG and 19.8% to ITGC since the Property is subject to a pre-existing 1% NSR royalty in favor of a third party.

If ITGC fails to make any cash payments to LSG within one year of signing the definitive agreement ITGC has agreed pay LSG an additional $100,000, and in any subsequent years in which ITGC fails to complete the payment of the entire $5 million described above, it must make quarterly cash payments to LSG of $25,000 until such time as it has earned the 60% interest in the Property.

Item 8.01	Other Events

(d) Exhibits
10.1	Letter of intent, dated August 29, 2014
99.1	News Release dated September 2, 2014 announcing entry into the LOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2014

International Gold Corp. By: ____________________________________ Bob M. Baker Director